Exhibit 99.4

BOISE INC.

Performance Unit Award Agreement

This Performance Unit Award (the “Award”) is made as of March 15, 2011 (the “Award Date”), by and between Boise Inc. (“Boise”) and                                  (“Awardee” or “you”) pursuant to the Boise Inc. Incentive and Performance Plan (the “Plan”) and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions; Definitions. This Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Award. You are hereby awarded Performance Units (“Performance Units”), subject to adjustment based on the achievement of the Performance Goal, as provided in Section 3, and an equal number of related dividend equivalents, subject to the terms and conditions of the Plan and this Agreement. Each whole Performance Unit represents the right to receive one full share of Stock at the time and in the manner described in this Agreement. Subject to Section 7 of this Agreement, each dividend equivalent represents the right to receive an amount equal to the dividends, if any, that are declared and paid during the period beginning on the Award Date and ending on the Settlement Date (as defined in Section 10 of this Agreement) with respect to the share of Stock represented by the related Performance Unit.

3.	Performance Goal. The number of Performance Units awarded shall be adjusted based on attainment of the Performance Goal, as set forth in this Section 3.

3.1.	Performance Criteria. “RONOA” is the applicable Performance Criteria and shall be measured for the period beginning on January 1, 2011 and ending on December 31, 2012 (the “Performance Period”). “RONOA” means Boise’s Adjusted Operating Income divided by the sum of average Property, Plant and Equipment, average Goodwill and Other Intangible Assets, and average Operating Working Capital, where:

3.1.1.	“Adjusted Operating Income” is reported under the caption “Income from Operations” shown on Boise’s financial statements, adjusted for those items used to compute adjusted EBITDA as disclosed in Boise’s reported earnings.

3.1.2.	“Property, Plant and Equipment” is reported under the caption “Property” in Boise’s financial statements.

3.1.3.	“Goodwill and Other Intangible Assets” include those items reported under the caption “Intangible Assets, net” in Boise’s financial statements.

3.1.4.	“Operating Working Capital” is Boise’s current assets minus current liabilities, excluding cash and short-term investments, income tax-related items, and debt.

3.2.	Performance Goal. Target RONOA is 10.0%. The table below identifies adjustment multiples for specified levels of RONOA.

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RONOA	Adjustment Multiple
7.9%	30%
8.5%	50%
10.0%	100%
11.5%	150%
13.0%	200%

3.3.	Adjustment of Number of Performance Units. The number of Performance Units awarded to you pursuant to Section 2 shall be adjusted based on the achievement of the Performance Goal. On or before March 15, 2013, the Committee will determine whether the minimum RONOA has been met for the Performance Period. If so, the RONOA adjustment multiple will be calculated based on RONOA results for the Performance Period and the table in Section 3.2. The number of Performance Units granted pursuant to Section 2 will be multiplied by the RONOA adjustment multiple achieved, and the result shall be the final number of Performance Units awarded under this Agreement. All calculations shall be rounded down to the nearest whole Performance Unit; no fractional Performance Units shall be awarded.

3.4.	Additional Terms. Adjustment multiples between numbers indicated in the table in Section 3.2 will be calculated using straight-line interpolation. Minimum RONOA of 7.9% must be achieved for the Performance Period or all Performance Units will be forfeited. Payout is capped at 200% of the initial number of Performance Units. Final Performance Units awarded may be more or less than the initial number awarded, based on performance with respect to the Performance Criteria.

4.	Vesting. The Award is subject to time-based vesting restrictions, as follows: fifty percent (50%) of the Award shall vest on March 15, 2013, and fifty percent (50%) of the Award shall vest on March 17, 2014.

5.	Termination of Employment. If you terminate employment before March 17, 2014, Performance Units not vested at the time of your Termination of Employment will be treated as follows:

5.1.	If your Termination of Employment is a result of your death or total and permanent disability, you will receive all of the Performance Units (as adjusted pursuant to Section 3) not yet vested at the time of your Termination of Employment.

5.2.	If your Termination of Employment is a result of your retirement and it constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the Performance Units not yet vested at the time of your Termination of Employment (as adjusted pursuant to Section 3), calculated as follows:

5.2.1.	If your Termination of Employment occurs before March 15, 2013, the portion of the Award scheduled to vest on March 15, 2013, multiplied by a fraction which is the number of full months worked since the Award Date over 24 months; or

5.2.2.	If your Termination of Employment occurs on or after March 15, 2013 and before March 17, 2014, the portion of the Award scheduled to vest on March 17, 2014, multiplied by a fraction which is the number of full months worked since March 15, 2013 over 12 months.

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For purposes of this Section 5.2, “retirement” means Termination of Employment at or after age 55 with at least 10 years of service with Boise, or Termination of Employment at or after age 65.

5.3.	If your Termination of Employment is a direct result of (i) the sale or permanent closure of any facility or operating unit of Boise, or a bona fide curtailment, or a reduction in workforce or (ii) a strategic transaction (e.g., a reorganization, sale, divestiture, or spin-off) involving an organizational unit larger than a single location, in either case other than a Change in Control and as determined by Boise in its sole discretion, you execute a waiver/release in the form required by Boise, and the Termination of Employment constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the Performance Units not yet vested at the time of your Termination of Employment (as adjusted pursuant to Section 3), calculated according to Section 5.2.1 or 5.2.2, as applicable.

5.4.	If (i) you have a written severance agreement between you and Boise Paper Holdings, L.L.C. (or its successor under the terms of that agreement) specifying certain benefits upon a “Qualifying Termination” (as that term is used in the severance agreement), and (ii) your Termination of Employment occurs during the term of that severance agreement, and (iii) your Termination of Employment is not covered under either Section 5.2 or 5.3 above, but it is a “Qualifying Termination” under that severance agreement, and (iv) the Termination of Employment constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the Performance Units not yet vested at the time of your Termination of Employment (as adjusted pursuant to Section 3), calculated according to Section 5.2.1 or 5.2.2, as applicable.

5.5.	Upon your voluntary or involuntary Termination of Employment for any other reason (including a Termination of Employment that is not a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder), any unvested portion of the Award will be forfeited.

5.6.	Any Performance Units you receive under this Section 5 will vest and become payable as of the later of March 15, 2013 or the day after the date of your Termination of Employment (or, in the case of a Termination of Employment subject to Section 5.3 or 5.4, if execution of a waiver/release is required, 30 days after the date of your Termination of Employment, subject to the waiver/release becoming irrevocable by that date). Any unvested Performance Units remaining will be forfeited.

6.	Change in Control. If a Change in Control occurs prior to March 17, 2014, which Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation,” as those terms are defined pursuant to Section 409A of the Internal Revenue Code and the regulations thereunder, the following terms shall apply.

6.1.	If the Change in Control occurs prior to March 15, 2013, a portion of your Performance Units for the Performance Period shall vest and become payable as of the date of the Change in Control, except to the extent that a Replacement Award is provided to you, as described in Section 22 of the Plan, provided that a Replacement Award shall not contain any performance goals but shall be time-vesting only. The number of Performance Units that will vest in accordance with the prior sentence shall equal the greater of:

6.1.1.	100% of the Performance Units granted pursuant to Section 2 (the Performance Goal in Section 3 shall be deemed to have been met at the target 10.0% RONOA level); or

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6.1.2.	A number of Performance Units based on the actual performance of Boise against the Performance Goal for that portion of the Performance Period elapsed up to the end of the most recently completed calendar month prior to the date of the Change in Control and based on target performance (at the 10% RONOA level) during the balance of such Performance Period in accordance with the following formula: Number of Performance Units to be Vested = Performance Units × ((MC/24) × (adjustment multiple for RONOA achieved for the completed calendar months of the Performance Period prior to a Change in Control) + ((24-MC)/24)), where MC = the number of completed calendar months of the Performance Period prior to a Change in Control.

6.2.	If the Change in Control occurs on or after March 15, 2013, the Award shall vest and become payable as of the date of the Change in Control, except to the extent that a Replacement Award is provided to you, as described in Section 22 of the Plan.

7.	Dividend Equivalents. You will be entitled to receive a dividend equivalent equal to any dividends declared on each share of Stock represented by a related Performance Unit during the period from the Award Date to the Settlement Date (as defined in Section 10 of this Agreement), subject to the same terms and conditions as the related Performance Unit. Dividend equivalents shall be awarded only with respect to the number of Performance Units as adjusted pursuant to Section 3. Any dividend equivalents described in this Section 7 will be distributed to you in accordance with Section 10 of this Agreement or forfeited, depending on whether you have met the conditions described in this Agreement and the Plan. Any such distributions shall be made in (i) cash, for any dividend equivalents relating to cash dividends and (ii) Stock, for any dividend equivalents relating to Stock dividends.

8.	No Transfer. The Performance Units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded Performance Units prior to vesting will result in the immediate forfeiture of the awarded Performance Units.

9.	Voting Rights. With respect to the awarded Performance Units, you are not a shareholder and do not have any voting rights.

10.	Payment. Vested whole Performance Units will be paid to you in whole shares of Stock (as adjusted pursuant to Section 3). If the vesting calculation results in a fractional number of shares, the number of shares vesting at that time shall be rounded down to the next whole number. No fractional shares shall be issued.

10.1.

Time of Payment. The designated payment date (the “Settlement Date”) for purposes of Section 409A of the Internal Revenue Code and the regulations thereunder shall be the indicated vesting date for Performance Units vesting pursuant to Section 4, and shall be the later of March 15, 2013 or the day after the date of Termination of Employment for Performance Units vesting pursuant to Section 5. Delivery of shares pursuant to this Agreement shall be made as soon as practicable following the vesting of Performance Units according to this Agreement, but in any case by the later of December 31st of the calendar year in which such vesting occurs or the 15th day of the third calendar month following the Settlement Date.

10.2.

Delay for “Specified Employees.” To the extent required to comply with Section 409A of the Internal Revenue Code and the regulations thereunder, if you are a “specified employee” (within the meaning of Internal Revenue Code Section 409A(a)(2)(B)), notwithstanding Section 10.1, you shall not receive any payment pursuant to Section 5 within six months after the date of your Termination of Employment, provided that if your Termination of Employment is due to death, this delay shall not apply. Amounts otherwise payable within six months after the date of your Termination of Employment shall be paid on

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the date that is six months and one day after the date of your Termination of Employment, or, if such date is not a business day, the next business day following such date. No interest shall accrue during the six month period.

11.	Clawback. Notwithstanding the vesting and payment terms above, this Award is subject to any compensation recovery (clawback) policy in effect at the time of vesting and/or payment.

You must sign this Performance Unit Award Agreement and return it to Boise’s Compensation Department on or before March 31, 2011, in order for the Award to be effective. If this Agreement is not received by the Compensation Department on or before March 31, 2011, the Award will be forfeited. Return your executed Agreement to: Betsy Oliphant, Executive Compensation Manager, Boise Paper Holdings, L.L.C., P.O. Box 990050, Boise, ID 83799-0050, or fax your signed form to 208-333-7001.

Boise Inc.		Awardee

By:
Name:	Virginia Aulin
Title:	Vice President, Human Resources and Corporate Affairs	Print Name:

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